Exhibit 5.1

May 24, 2012

Xylem Inc.

1133 Westchester Avenue, Suite N200

White Plains, New York 10604

Ladies and Gentlemen:

We have acted as counsel to Xylem Inc., an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $600,000,000 aggregate principal amount of 3.550% Senior Notes due 2016 (the “2016 Exchange Securities”) and up to $600,000,000 aggregate principal amount of 4.875% Senior Notes due 2021 (the “2021 Exchange Securities” and, together with the 2016 Exchange Securities, the “Exchange Securities”). The Exchange Securities will be issued under an indenture dated as of September 20, 2011 (the “Indenture”), among the Issuer, ITT Corporation, as guarantor, and Union Bank, N.A., as trustee (the “Trustee”). The 2016 Exchange Securities will be offered by the Company in exchange for its outstanding 3.550% Senior Notes due 2016 that were issued on September 20, 2011. The 2021 Exchange Securities will be offered by the Company in exchange for its outstanding 4.875% Senior Notes due 2021 that were issued on September 20, 2011.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Indiana, we have relied upon the opinion of Barnes & Thornburg LLP dated the date hereof.

.	-3-

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States and, to the extent set forth herein, the law of the State of Indiana.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP